Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Dana H. Wade
Investor Relations	Public Affairs and Media Relations
Tel: 612 303-6277	Tel: 415 277-1556

F O R   I M M E D I A T E   R E L E A S E

Piper Jaffray Companies Announces 2004 Second Quarter Results

MINNEAPOLIS – July 21, 2004 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $13.0 million, or $.67 per diluted share, for the quarter ended June 30, 2004, up from $8.6 million, or $.45 per diluted share, for the year-ago period. Net income totaled $13.8 million, or $0.71 per diluted share in the first quarter of 2004. Net revenues for the second quarter were $207.3 million, essentially unchanged from the second quarter of 2003 and unchanged sequentially.

For the first six months, net income and earnings per diluted share approximately doubled from the year-ago period at $26.8 million and $1.38, respectively. Net revenues of $416.7 million year-to-date represent an 11.3 percent increase over the year-ago period, primarily due to significantly improved equity investment banking revenues.

“We faced a more challenging market environment in our fixed income business and softer private client activity, which constrained growth in revenues and earnings,” said Chairman and CEO Andrew S. Duff. “However, we experienced stronger activity in mergers and acquisitions and continued healthy equity underwriting for the quarter.”

Results of Operations

Net Revenues

Overall, second quarter net revenues were relatively unchanged compared to the year-ago period, but the revenue mix shifted significantly, to equity-related products from fixed income products. A $10.5 million rise in investment banking revenues was offset by a $10.0 million decrease in principal transactions, primarily due to a decline in fixed income institutional sales and trading. The fixed income business achieved record revenues in the second quarter of last year driven by high-yield corporate bonds where the firm has proprietary research capabilities. Commissions and fees remained essentially flat with the second quarter of last year, but declined sequentially $3.7 million, or 5.4 percent, from the first quarter of 2004 driven by softer individual investor activity.

Non-Interest Expenses

For the quarter, non-interest expenses were $186.6 million, a 2.6 percent decrease from the second quarter of 2003. Compensation expenses were $127.7 million, consistent with last year. Non-compensation expenses were $58.9 million, down $5.6 million or 8.7 percent compared to the second quarter of last year. The decrease was attributed to lower loan losses related to certain forgivable employee loans, offset in part by new public company costs and higher expenses associated with increased equity deal activity.

For the quarter, pre-tax operating margin was 10.0 percent, up from 6.5 percent for the year-ago period and down slightly from 10.6 percent for the first quarter of 2004.

Business Segment Review

Capital Markets

Capital Markets recorded $113.6 million in net revenues for the quarter, relatively unchanged from the year-ago period. Segment pre-tax operating income for the quarter decreased $5.6 million, or 21.8 percent, to $20.0 million compared to the second quarter of 2003. A $13.2 million rise in fees from mergers and acquisitions and a $3.1 million increase in equity underwriting were offset primarily by a $12.0 million decline in fixed income institutional sales and trading and a $3.7 million decrease in fixed income underwriting. The increase in M&A primarily stemmed from a significant transaction that closed in the quarter. Lower fixed income institutional sales were driven by a substantially reduced institutional client order flow and reduced trading profits due to the uncertainty around rising interest rates during the second quarter of 2004.

Equity trading volumes declined in the second quarter from the first quarter, resulting in a $4.2 million sequential decrease in equity institutional sales. Also compared to the preceding quarter, equity underwriting decreased by $6.0 million due to the timing of some deals.

Segment operating expenses were $93.6 million for the quarter, up 4.1 percent over the year-ago period. The increase was driven by spending on technology, expansion of research coverage and additional expenses associated with stronger equity deal activity. Segment pre-tax operating margin was 17.6 percent, below the prior year quarter but in line with annual historical margins.

The number and value of deals completed for both equity underwriting and M&A transactions significantly improved over the same quarter last year. Following is a recap of completed deals and the industry rankings (based on the number of transactions completed) during the second quarter of 2004.

•	25 equity offerings, raising a total of $3.1 billion in capital, and placing the firm 13th nationally. These results compare to completion of 10 equity offerings in the same quarter last year for a total of $1.6 billion in capital raised. (Source: Dealogic)

•	11 M&A transactions with an enterprise value of $2.6 billion, ranking ninth among all advisors. In the same period last year the firm completed five transactions with an enterprise value of $0.7 billion. Among middle market advisors (excluding investment banks with average deal size greater than $500 million), the firm ranked third nationally. (Source: Mergerstat)

•	111 tax-exempt issues with a total par value of $1.2 billion, ranking the firm fourth nationally. In the second quarter of last year, the firm completed 160 tax-exempt issues nationally, with a total par value of $2.2 billion. In the Upper Midwest, the firm completed 73 public finance issues during the quarter for a total par value of $.6 billion, ranking the firm the lead underwriter of Upper Midwest tax-exempt issues. (Source: Thomson Financial)

Private Client Services

Private Client Services recorded $88.1 million in net revenues for the quarter, representing a 0.8 percent decrease from the same quarter last year. Net revenues declined 7.8 percent from a stronger first quarter, primarily due to lower private client demand for equities amid concern over inflation, rising interest rates and geopolitical events. Segment pre-tax operating income was $11.8 million, up significantly from $0.8 million in the year-ago period.

Segment operating expenses were $76.3 million, which was 13.3 percent below the year-ago period, primarily due to lower loan losses related to certain forgivable employee loans. The year-ago period included an $8.8 million loan loss reserve for anticipated attrition related to implementing a new compensation plan for financial advisors. Segment pre-tax operating margin was 13.4 percent for the quarter, up from 0.9 percent in the year-ago period and 12.8 percent in the first quarter of 2004.

Corporate Support and Other

Corporate Support and Other pre-tax operating loss was $9.9 million for the second quarter compared to a loss of $12.0 million in the year-ago period and a loss of $8.7 million in the preceding quarter. Second quarter results included a net $1.0 million gain on a venture investment in a company we recently took public.

Additional Shareholder Information

	As of June 30, 2004	As of March 31, 2004	As of June 30, 2003
Full Time Employees:	3,043	3,019	3,023
Financial Advisors:	850	867	924
Client Assets:	$49 billion	$51 billion	$48 billion
Shareholders’ equity:	$700.7 million	$685.0 million	$619.7 million
Book value per share:	$36.24	$35.43	$32.24
Tangible book value per share:	$20.43	$19.62	$16.34

Conference Call

Andrew S. Duff, Chairman and CEO, and Sandra G. Sponem, Chief Financial Officer, will host a conference call to discuss second quarter 2004 financial results on Wednesday, July 21, 2004, at 11 a.m. Eastern Time (10 a.m. Central Time). To access the call, please dial (800) 374-0255, or (706) 643-7489 international, and refer to conference ID 8526038 and the leader’s name, Jennifer Olson-Goude. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available through midnight Friday, Aug. 13, 2004 by calling (800) 642-1687 or (706) 645-9291 international.

About Piper Jaffray Companies

Piper Jaffray Companies (NYSE:PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Investment Research, an independent group reporting to the CEO, supports clients of both segments. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals for more than 108 years. Headquartered in Minneapolis, Piper Jaffray has approximately 3,000 employees in 111 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Since 1895. Member SIPC and NYSE.
© 2004 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) we may experience increased costs resulting from decreased purchasing power and size compared to that previously provided by our association with U.S. Bancorp, (2) we compete with U.S. Bancorp with respect to clients we both serviced prior to our spin-off from U.S. Bancorp and may not be able to retain these clients, (3) the continued ownership of U.S. Bancorp common stock and options by our executive officers and some of our directors will create, or will appear to create, conflicts of interest, (4) we have agreed to certain restrictions to preserve the tax treatment of the spin-off, which reduce our strategic and operating flexibility, (5) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (6) the separation and distribution agreement entered into between U.S. Bancorp and us contains cross-indemnification obligations of U.S. Bancorp and us that either party may be unable to satisfy, (7) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (8) we may not be able to compete successfully with other companies in the financial services industry, (9) our underwriting and market-making activities may place our capital at risk, (10) an inability to readily divest or transfer trading positions may result in financial losses to our business, (11) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (12) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (13) our technology systems are critical components of our operations and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (14) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm, (15) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (16) our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward, (17) we may suffer losses if our reputation is harmed, (18) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (19) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC’s Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	June 30,	March 31,	June 30,	2Q04 vs.	2Q04 vs.
(Amounts in thousands, except per share data)	2004	2004	2003	1Q04	2Q03
Revenues:
Commissions and fees	$65,776	$69,512	$65,445	(5.4)%	0.5%
Principal transactions	50,243	52,076	60,267	(3.5)	(16.6)
Investment banking	68,180	64,862	57,652	5.1	18.3
Interest	11,088	12,463	11,811	(11.0)	(6.1)
Other income	16,407	14,400	15,202	13.9	7.9

Total revenues	211,694	213,313	210,377	(0.8)	0.6
Interest expense	4,391	3,913	5,327	12.2	(17.6)

Net revenues	207,303	209,400	205,050	(1.0)	1.1

Non-interest expenses:
Compensation and benefits	127,690	129,707	127,070	(1.6)	0.5
Occupancy and equipment	13,683	13,732	12,596	(0.4)	8.6
Communications	10,712	10,458	9,538	2.4	12.3
Floor brokerage and clearance	4,559	4,800	5,904	(5.0)	(22.8)
Marketing and business development	11,131	10,662	9,362	4.4	18.9
Outside services	9,922	9,158	8,358	8.3	18.7
Cash award program	1,269	1,071	—	18.5	N/M
Royalty fee	—	—	1,033	N/M	N/M
Other operating expenses	7,647	7,640	17,761	0.1	(56.9)

Total non-interest expenses	186,613	187,228	191,622	(0.3)	(2.6)

Income before income tax expense	20,690	22,172	13,428	(6.7)	54.1
Income tax expense	7,710	8,382	4,806	(8.0)	60.4

Net income	$12,980	$13,790	$8,622	(5.9)%	50.5%

Earnings per common share
Basic	$0.67	$0.71	$0.45	(5.6)%	48.9%
Diluted	$0.67	$0.71	$0.45	(5.6)%	48.9%
Weighted average number of common shares
Basic	19,333	19,333	19,223	0.0%	0.6%
Diluted	19,395	19,366	19,223	0.1%	0.9%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Six Months Ended
	June 30,	June 30,	Percent
(Amounts in thousands, except per share data)	2004	2003	Inc/(Dec)
Revenues:
Commissions and fees	$135,288	$125,342	7.9%
Principal transactions	102,319	110,534	(7.4)
Investment banking	133,042	95,758	38.9
Interest	23,551	23,307	1.0
Other income	30,807	30,070	2.5

Total revenues	425,007	385,011	10.4
Interest expense	8,304	10,754	(22.8)

Net revenues	416,703	374,257	11.3

Non-interest expenses:
Compensation and benefits	257,397	235,976	9.1
Occupancy and equipment	27,415	26,674	2.8
Communications	21,170	18,484	14.5
Floor brokerage and clearance	9,359	11,827	(20.9)
Marketing and business development	21,793	18,708	16.5
Outside services	19,080	16,992	12.3
Cash award program	2,340	—	N/M
Royalty fee	—	1,979	N/M
Other operating expenses	15,287	23,214	(34.1)

Total non-interest expenses	373,841	353,854	5.6

Income before income tax expense	42,862	20,403	110.1
Income tax expense	16,092	7,088	127.0

Net income	$26,770	$13,315	101.1%

Earnings per common share
Basic	$1.38	$0.69	100.0%
Diluted	$1.38	$0.69	100.0%
Weighted average number of common shares
Basic	19,333	19,206	0.7%
Diluted	19,380	19,206	0.9%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)
	June 30,	March 31,	June 30,	2Q04 vs.	2Q04 vs.
(Dollars in thousands)	2004	2004	2003	1Q04	2Q03
Capital Markets
Net revenues	$113,598	$111,880	$115,551	1.5%	(1.7)%
Operating expenses	93,565	92,241	89,921	1.4	4.1

Segment pre-tax operating income	$20,033	$19,639	$25,630	2.0%	(21.8)%

Segment operating margin	17.6%	17.6%	22.2%
Private Client Services
Net revenues	$88,071	$95,542	$88,738	(7.8)%	(0.8)%
Operating expenses	76,251	83,272	87,941	(8.4)	(13.3)

Segment pre-tax operating income	$11,820	$12,270	$797	(3.7)%	1,383.1%

Segment operating margin	13.4%	12.8%	0.9%
Corporate Support and Other
Net revenues	$5,634	$1,978	$761	184.8%	640.3%
Operating expenses	15,528	10,644	12,727	45.9	22.0

Segment pre-tax operating loss	$(9,894)	$(8,666)	$(11,966)	14.2%	(17.3)%

Segment operating margin	N/M	N/M	N/M
Reconciliation to total income before taxes:
Total segment pre-tax operating income	$21,959	$23,243	$14,461	(5.5)%	51.8%
Royalty fee	—	—	1,033	N/M	N/M
Cash award program	1,269	1,071	—	18.5	N/M

Total income before tax expense	$20,690	$22,172	$13,428	(6.7)%	54.1%

Pre-tax operating margin	10.0%	10.6%	6.5%

N/M — Not Meaningful

Piper Jaffray Companies

Preliminary Unaudited Segment Data

	For the Six Months Ended
	June 30,	June 30,	Percent
(Dollars in thousands)	2004	2003	Inc/(Dec)
Capital Markets
Net revenues	$225,478	$199,293	13.1%
Operating expenses	185,806	165,520	12.3

Segment pre-tax operating income	$39,672	$33,773	17.5%

Segment operating margin	17.6%	16.9%
Private Client Services
Net revenues	$183,613	$173,604	5.8%
Operating expenses	159,523	166,341	(4.1)

Segment pre-tax operating income	$24,090	$7,263	231.7%

Segment operating margin	13.1%	4.2%
Corporate Support and Other
Net revenues	$7,612	$1,360	459.7%
Operating expenses	26,172	20,014	30.8

Segment pre-tax operating loss	$(18,560)	$(18,654)	(0.5)%

Segment operating margin	N/M	N/M
Reconciliation to total income before taxes:
Total segment pre-tax operating income	$45,202	$22,382	102.0%
Royalty fee	—	1,979	N/M
Cash award program	2,340	—	N/M

Total income before tax expense	$42,862	$20,403	110.1%

Pre-tax operating margin	10.3%	5.5%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

	For the Three Months Ended			Percent Inc/(Dec)
	June 30,	March 31,	June 30,	2Q04 vs.	2Q04 vs.
(Dollars in thousands)	2004	2004	2003	1Q04	2Q03
Capital Markets
Institutional Sales
Fixed Income	$18,876	$19,296	$30,901	(2.2)%	(38.9)%
Equities	30,268	34,487	31,909	(12.2)	(5.1)

Total Institutional Sales	49,144	53,783	62,810	(8.6)	(21.8)
Investment Banking
Underwriting
Fixed Income	14,540	14,721	18,276	(1.2)	(20.4)
Equities	20,888	26,918	17,800	(22.4)	17.3
Mergers and Acquisitions	26,399	13,152	13,167	100.7	100.5

Total Investment Banking	61,827	54,791	49,243	12.8	25.6
Net Interest	3,151	2,306	2,571	36.6	22.6
Other Income	(524)	1,000	927	(152.4)	(156.5)

Capital Markets Net Revenues	$113,598	$111,880	$115,551	1.5%	(1.7)%

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

	For the Six Months Ended
	June 30,	June 30,	Percent
(Dollars in thousands)	2004	2003	Inc/(Dec)
Capital Markets
Institutional Sales
Fixed Income	$38,172	$53,742	(29.0)%
Equities	64,755	59,093	9.6

Total Institutional Sales	102,927	112,835	(8.8)
Investment Banking
Underwriting
Fixed Income	29,261	31,135	(6.0)
Equities	47,806	22,334	114.1
Mergers and Acquisitions	39,551	26,416	49.7

Total Investment Banking	116,618	79,885	46.0
Net Interest	5,457	4,542	20.1
Other Income	476	2,031	(76.6)

Capital Markets Net Revenues	$225,478	$199,293	13.1%